UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2022

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 Chase Oaks Blvd., Suite 100, Plano, TX 75023

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2022, the Board of Directors (the “Board”) of Ribbon Communications Inc. (the “Company”) elected to increase the size of the Board to nine members and appointed Scott Mair to serve as a member of the Board until the 2023 meeting of the Company’s stockholders. Mr. Mair was also appointed to the Audit Committee of the Board, replacing Bruns Grayson who resigned from the Audit Committee (but remains on the Board and the Compensation and Nominating and Corporate Governance Committees of the Board) and the Technology and Innovation Committee of the Board.

Mr. Mair (age 61), retired in 2022 from AT&T where he spent over 37 years in various roles, including most recently serving as President, Networks and Engineering. In his career at AT&T, Mr. Mair led a team of over 32,000 employees and 40,000 contractors and was ultimately responsible for a capital budget of more than $10 billion. Mr. Mair was responsible for many of the aspects associated with growing, designing and building solutions throughout AT&T’s entire global wireless and wireline networks, including launching the first standards-based mobile 5G network and building and operating the U.S. Public Safety’s first dedicated, nationwide communications platform for America’s police, firefighters, EMS and first responders. Mr. Mair holds a Bachelor’s Degree in Communications and a Master’s Degree in Industrial Technology from the University of Wisconsin – Platteville.

The Board believes Mr. Mair is qualified to serve on the Board based on his significant experience in telecommunications networking, global operations, cybersecurity threats and defense, as well as his strong financial acumen.

Mr. Mair was appointed to the Board by the JPM Stockholders (defined below) pursuant to the Company’s First Amended and Restated Stockholders Agreement dated March 3, 2020 with JPMC Heritage Parent LLC (“JPMC”), Heritage PE (OEP) III, L.P. (together with JPMC, entities affiliated with the Company’s largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the “JPM Stockholders”)), and ECI Holding (Hungary) Kft.  There are no family relationships between Mr. Mair and any other director or executive officer of the Company and there have been no transactions between Mr. Mair and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his election as a director, Mr. Mair is entitled to receive an annual retainer of $60,000 consistent with the Company’s Non-employee Director Compensation Plan (the “Director Compensation Plan”) and will receive additional annual retainers of $15,000 and $5,000 for his service on the Audit Committee and Technology and Innovation Committee, respectively. The retainers are payable quarterly and pro-rated for the partial year of service. In addition, Mr. Mair is entitled to receive restricted share units (consistent with the Director Compensation Plan), which, subject to his continued service, will vest on the earlier of (i) the first anniversary of the grant date of the award and (ii) the next annual shareholders meeting of the Company which is at least 50 weeks after the immediately preceding year's annual stockholders meeting. The number of shares eligible to be received upon the vesting of the restricted share units will have a value (based on the closing price of the Company’s common stock on the date of grant) equal to $120,000 pro-rated for the portion of the year that has elapsed since the Company’s 2022 Annual Meeting of Stockholders. In accordance with the Company’s customary practice, the Company also expects to enter into its standard form of indemnification agreement with Mr. Mair, which agreement is filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2018.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Ribbon Communications Inc., dated September 8, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2022	Ribbon Communications Inc.

	By:	/s/ Patrick W. Macken
		Name:	Patrick W. Macken
		Title:	Executive Vice President, Chief Legal Officer and Secretary